August 12, 2005


United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Newgen Technologies, Inc.

Dear Sirs/Madams:

We have read the statements contained in Item 4 of Form 8-K of Newgen Technologies, Inc. dated August 12, 2005. We agree with the statements concerning our firm.

Yours truly,

/s/  Stark Winter Schenkein & Co., LLP